EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Fort Worth, Texas, June 19, 2018 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.120312 per unit, payable on July 16, 2018, to unitholders of record on June 29, 2018. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	18,000	113,000	$60.97	$4.22
Prior Month Distribution	16,000	148,000	$59.57	$4.28

Excess Costs

XTO Energy has advised the Trustee that improved oil prices led to the partial recovery of excess costs of $32,000 on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $2.0 million, including accrued interest of $198,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Lee Ann Anderson Senior Vice President Simmons Bank, Trustee Toll Free – 855-588-7839